Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Executive Vice President & Chief Financial Officer
561.413.0112

Record Quarterly Lease Rent Revenue
Reported in Willis Lease Finance Corporation’s First Quarter 2026 Financial Results

Declares Second Quarter 2026 Dividend of $0.40 Per Share

COCONUT CREEK, FL — May 5, 2026 — Willis Lease Finance Corporation (NASDAQ: WLFC) (“WLFC” or the “Company”), the leading lessor of commercial aircraft engines and global provider of aviation services, today announced its financial results for the first quarter ended March 31, 2026. The Company also announced a quarterly dividend of $0.40 per share of common stock outstanding. The dividend is expected to be paid on May 22, 2026 to shareholders of record at the close of business on May 11, 2026.

First Quarter 2026 Highlights (All metrics compared to first quarter 2025, except where noted)

•Quarterly total revenue of $194.3 million, an increase of 23.2%
•Income from operations of $33.8 million, an increase of 41.4%
•Quarterly pre-tax income of $36.8 million, an increase of 45.9%
•Diluted weighted average income per common share of $3.26, an increase of 47.5%
•Record high quarterly lease rent revenue of $77.4 million, an increase of 14.2%
•Record high quarterly maintenance services revenue of $9.8 million, an increase of 74.9%
•Gain on sale of leased equipment of $18.0 million, and increase of 304.8%
•Net income attributable to common shareholders of $23.7 million, an increase of 52.9%
•Adjusted EBITDA of $123.8 million, an increase of 19.9%
•Portfolio utilization increased to 85.8% at quarter end, compared to 79.9%

For the three months ended March 31, 2026, total revenue was $194.3 million, up 23.2% as compared to $157.7 million for the same period in 2025. For the first quarter of 2026, core lease rent and maintenance reserve revenues were $132.9 million in the aggregate, up 8.4% as compared to $122.6 million for the same period in 2025. The growth was predominantly driven by core lease and maintenance revenues associated with the continued strength of the aviation marketplace, as airlines leverage the Company’s extensive portfolio of in-demand engines as well as our parts and maintenance capabilities to avoid protracted, expensive engine shop visits.

“In the first quarter we outperformed nearly every revenue and earnings metric compared to Q1 2025,” said Austin Willis, CEO of WLFC, “and, thanks to the capital strategy we executed, we are poised for significant growth.”

First Quarter 2026 Operating Results

Lease rent revenue increased by $9.6 million, or 14.2%, to $77.4 million in the three months ended March 31, 2026 from $67.7 million for the three months ended March 31, 2025. The increase is due to an increase in the average size of the portfolio as compared to that of the prior year period as well as an increase in average utilization (based on net book value of equipment held for operating lease, maintenance rights, and notes receivable and investments in sales-type leases net of allowances) of equipment held in our operating lease portfolio.

During the first quarter of 2026, the Company recognized $12.4 million of long-term maintenance revenue, compared to $9.6 million for the quarter ended March 31, 2025. Long-term maintenance is recognized at the end of a lease period as the related maintenance reserve liability is released from the balance sheet.

For the quarter ended March 31, 2026, the gain on sale of leased equipment was $18.0 million, reflecting the sale of 14 engines from the lease portfolio. During the three months ended March 31, 2025, the Company sold seven engines, one airframe, and other parts and equipment for a net gain of $4.4 million.

In March 2026, the Company’s investment fund partnership with Liberty Mutual Investments commenced operations.

The book value of lease assets owned either directly or through WLFC’s joint ventures, inclusive of the Company’s equipment held for operating lease, maintenance rights, notes receivable, and investments in sales-type leases was $3,563.5 million as of March 31, 2026.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA

We analyze our financial data to evaluate the health of our business and assess our performance. As appropriate, in addition to income or loss from operations under GAAP, we use Adjusted EBITDA, a non-GAAP financial measure, to evaluate our business. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance as it excludes certain items that may not be indicative of our recurring operating results. We also believe that investors, in addition to management, benefit from referring to this non-GAAP financial measure in assessing our performance, when viewed together with our GAAP results. While items excluded from Adjusted EBITDA may be recurring in nature and should not be disregarded in evaluating performance, it can be useful to exclude such items as they can vary significantly between periods and or not be indicative of current or future operating results.

Because non-GAAP financial measures are not standardized, our calculation of Adjusted EBITDA may differ from similarly titled non-GAAP measures, if any, reported by other companies. This non-GAAP financial measure should not be considered in insolation from, or as a substitute for, financial information performed in accordance with GAAP.

We define Adjusted EBITDA as net income attributable to common shareholders, excluding (i) income tax expense, (ii) interest expense, (iii) preferred stock dividends/costs, (iv) loss on debt extinguishment, (v) depreciation and amortization expense, (vi) stock compensation expense, (vii) write-down of equipment, (viii) acquisition, financing and divestitures related expenses, and (ix) other items not indicative of our ongoing operating performance.

Adjusted EBITDA was approximately $123.8 million and $103.3 million for the three months ended March 31, 2026 and 2025, respectively. See below for the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, net income attributable to common shareholders.

	Three months ended March 31,
	2026	2025
	(in thousands)
Net income attributable to common shareholders	$23,661	$15,476
Add: Income tax expense	11,755	8,385
Add: Interest expense	32,633	32,094
Add: Preferred stock dividends/costs	1,422	1,393
Add: Loss on debt extinguishment	7,027	—
Add: Depreciation and amortization expense	30,178	25,024
Add: Stock compensation expense	13,752	6,907
Add: Write-down of equipment	1,149	2,109
Add: Acquisition, financing and divestitures related expenses	2,242	166
Add: Other (1)	28	11,777
Adjusted EBITDA	$123,847	$103,331
________________________________________________________

1.In Q1 2026 and 2025, the Company recognized $0.03 million and $11.8 million, respectively, in non-recurring project expenses associated with the sustainable aviation fuels project, which the Company decided to cease investment in and pursue strategic alternatives for, including, a potential sale.

Balance Sheet

As of March 31, 2026, the Company’s lease portfolio was $2,857.0 million, consisting of $2,760.5 million of equipment held in its operating lease portfolio, $65.6 million of notes receivable, $30.6 million of maintenance rights, and $0.3 million of investments in sales-type leases, which represented 342 engines, 20 aircraft, one marine vessel, and other leased parts and equipment. As of December 31, 2025, the Company’s lease portfolio was $2,988.9 million, consisting of $2,801.7 million of equipment held in its operating lease portfolio, $139.9 million of notes receivable, $30.6 million of maintenance rights, and $16.6 million of investments in sales-type leases, which represented 363 engines, 20 aircraft, one marine vessel, and other leased parts and equipment.

Conference Call

WLFC will hold a conference call led by the executive management team today at 10:00 a.m. Eastern Time to discuss its first quarter 2026 results.

To participate in the conference call, please use the following dial-in numbers:

U.S. and Canada: +1 (800) 330-6730
International: +1 (786) 297-8585
Conference ID: 3012326
Participant Passcode: 989617

The conference call may also be accessed by registering via the following link:
https://event.webcasts.com/starthere.jsp?ei=1759374&tp_key=c0ab3b632b.

A digital replay will be available two hours after the completion of the conference call. To access the replay, please visit the Investor Relations sections of our website at https://www.wlfc.global/investor-center.

About Willis Lease Finance Corporation

Willis Lease Finance Corporation (WLFC) leases large and regional spare commercial aircraft engines and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers worldwide. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services, as well as various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Additionally, through Willis Engine Repair Center®, Jet Centre by Willis, and Willis Aviation Services Limited, the Company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO, and ground and cargo handling services.

Forward-Looking Statements

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. By their nature, forward-looking statements involve a number of inherent risks, uncertainties and assumptions and are subject to change in circumstances that are difficult to predict and many of which are outside of our control. These risks, uncertainties and assumptions could adversely affect the outcome and financial effects of the plans and events described herein. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. Our actual results may differ materially from the results discussed, either expressly or implicitly, in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and natural disasters; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors, as well as the impact of new or increased tariffs; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing and current reports filed with the Securities and Exchange Commission. It is advisable, however, to consult any further disclosures the Company makes on related subjects in such filings. These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Unaudited Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three months ended March 31,
	2026	2025	% Change
REVENUE
Lease rent revenue	$77,385	$67,739	14.2%
Maintenance reserve revenue	55,512	54,859	1.2%
Spare parts and equipment sales	21,687	18,240	18.9%
Interest revenue	2,788	3,934	(29.1)%
Gain on sale of leased equipment	17,959	4,437	304.8%
Gain on sale of financial assets	438	378	15.9%
Maintenance services revenue	9,769	5,586	74.9%
Management and advisory fees	7,895	1,963	302.2%
Other revenue	913	596	53.2%
Total revenue	194,346	157,732	23.2%

EXPENSES
Depreciation and amortization expense	30,178	25,024	20.6%
Cost of spare parts and equipment sales	14,417	15,323	(5.9)%
Cost of maintenance services	8,860	5,329	66.3%
Write-down of equipment	1,149	2,109	(45.5)%
General and administrative	56,604	47,720	18.6%
Technical expense	9,688	6,230	55.5%
Net finance costs:
Interest expense	32,633	32,094	1.7%
Loss on debt extinguishment	7,027	—	nm
Total net finance costs	39,660	32,094	23.6%
Total expenses	160,556	133,829	20.0%

Income from operations	33,790	23,903	41.4%
Income from investments	3,048	1,351	125.6%
Income before income taxes	36,838	25,254	45.9%
Income tax expense	11,755	8,385	40.2%
Net income	25,083	16,869	48.7%
Preferred stock dividends	1,353	1,323	2.3%
Accretion of preferred stock issuance costs	69	70	(1.4)%
Net income attributable to common shareholders	$23,661	$15,476	52.9%

Basic weighted average income per common share	$3.49	$2.34
Diluted weighted average income per common share	$3.26	$2.21

Basic weighted average common shares outstanding	6,778	6,606
Diluted weighted average common shares outstanding	7,252	7,000

Unaudited Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	March 31, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$24,554	$16,441
Restricted cash	196,023	530,500
Equipment held for operating lease, less accumulated depreciation	2,760,517	2,801,683
Maintenance rights	30,576	30,632
Equipment held for sale	14,764	20,509
Receivables, net	38,886	35,717
Spare parts inventory	56,321	56,577
Investments	128,996	104,250
Property, equipment & furnishings, less accumulated depreciation	75,767	73,835
Intangible assets, net	271	271
Notes receivable, net	65,551	139,945
Investments in sales-type leases, net	344	16,595
Due from affiliates	229	—
Other assets	113,386	109,360
Total assets	$3,506,185	$3,936,315

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$72,636	$105,706
Deferred income taxes	240,112	228,547
Debt obligations	2,253,705	2,700,338
Maintenance reserves	124,562	116,185
Security deposits	24,398	24,651
Unearned revenue	32,928	35,350
Total liabilities	2,748,341	3,210,777

Redeemable preferred stock ($0.01 par value)	63,470	63,401

Shareholders’ equity:
Common stock ($0.01 par value)	77	76
Paid-in capital in excess of par	83,751	72,663
Retained earnings	611,333	590,785
Accumulated other comprehensive loss, net of tax	(787)	(1,387)
Total shareholders’ equity	694,374	662,137
Total liabilities, redeemable preferred stock and shareholders’ equity	$3,506,185	$3,936,315